FOR IMMEDIATE RELEASE
May 8, 2014

DISCOVERY COMMUNICATIONS AND LIBERTY GLOBAL TO ACQUIRE ALL3MEDIA

-- All3Media to remain an independently managed global TV production company with strategic support from Discovery Communications and Liberty Global --

London – Discovery Communications and Liberty Global today announced an agreement to form a 50:50 joint venture to acquire All3Media, a leading international producer and distributor of award-winning TV programming, from its founders and the Permira funds.

All3Media, the largest independent production group in the U.K. with headquarters in London, has a strong presence in the U.S., Germany, the Netherlands and New Zealand, and has 26 creative centers in the world’s largest TV producing markets. All3Media has a diversified catalogue of more than 8,000 hours of content across numerous genres, with strong production capabilities in drama, comedy, factual and factual entertainment programming. For the fiscal year ended in August 2013, All3Media recorded revenues of approximately £505 million.

Discovery Communications and Liberty Global will preserve All3Media’s creative independence and focus on serving its global broadcasting partners. The All3Media group will continue to operate under its own name with its own executive management team, and its existing creative operating model as a standalone, independently managed entity.

“For Discovery Communications, the world’s #1 pay-TV programmer, it has always been about creating compelling content for our global audiences, and this partnership is yet another way for us to work with the best storytellers in the business,” said David Zaslav, President and CEO of Discovery Communications. “This venture allows us to work closely with Liberty Global, a valued partner and the largest international cable company, in managing a financially strong, innovative and creatively prolific production company. We are very excited to support All3Media’s talented management team as they continue their steady growth around the world.”

“We’re excited to be partnering with Discovery on this transaction. In view of the increased competition for great content and non-linear rights, All3Media represents a smart strategic investment for us over the long-term,” said Mike Fries, CEO of Liberty Global. “Just as importantly, we expect All3Media to provide very attractive financial returns given its growth potential and our proposed financing structure. This is just the first step in our mission to own and develop content assets that support our core distribution platform across Europe.”

Commenting on the transaction, Steve Morrison, Chairman and co-founder of All3Media, said: “I am delighted that the new strategic owners come with a long-term view of the importance of building a leading global content company and appreciate All3Media’s distinctive philosophy of creative freedom and diversity. This new partnership will enable All3Media to expand further through multiple avenues of growth around the world, including in the U.S. market, which has been a driver for our business for the past several years. I wish to thank Permira, with whom All3Media has doubled the size of its business, and congratulate the company’s fantastic management and staff for playing their part in All3Media’s continuing success.”

Farah Ramzan Golant, CEO of All3Media, said: “The executive management team is delighted that All3Media is stepping forward into its new future. This is a proud recognition of the achievements of our stellar creative companies in making ground breaking, popular, high-quality content. Our new strategic investors support our commercial ambition and value our creative independence. Through their new joint venture, they provide us with world class experience and resources to start the next chapter of our story.”

Discovery Communications and Liberty Global’s joint venture will acquire All3Media at an enterprise value of £550 million (approx. $930 million), which represents an EBITDA multiple of approximately 8.5x. The acquisition will be funded through a combination of equity and new non-recourse credit facilities raised at All3Media, resulting in both companies contributing approximately £90 million (approx. $150 million) in cash. Under the equal joint venture structure, Discovery Communications and Liberty Global will not consolidate All3Media in their financial statements. The transaction is expected to close in the third quarter, pending regulatory approvals.

J.P. Morgan acted as financial adviser to Discovery Communications and Liberty Global and Freshfields Bruckhaus Deringer LLP served as legal adviser. In addition, DLA Piper LLP served as legal adviser to Discovery Communications. Centerview Partners acted as financial adviser to All3Media and Clifford Chance served as legal adviser. Shearman & Sterling served as legal adviser to the management team of All3Media.

About ALL3MEDIA

ALL3MEDIA is the UK's number one independent television, film and digital production and distribution company. The ALL3MEDIA group is comprised of 19 production and distribution companies from across the UK, Europe, New Zealand and USA including Apollo20, Bentley Productions, Company Pictures, IDTV, John Stanley Productions, Lime Pictures, Lion Television, Little Dot Studios, Maverick Television, MME Moviement, Morocco Junction, North One Television, Objective Productions, Optomen, One Potato Two Potato, South Pacific Pictures, Studio Lambert, Zoo Productions, ALL3MEDIA AMERICA and ALL3MEDIA International.

About Discovery Communications

Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 pay-TV programmer reaching 2.5 billion cumulative subscribers in more than 220 countries and territories. Discovery is dedicated to satisfying  curiosity, engaging and entertaining viewers with high-quality content on more than 200 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Investigation Discovery and Science, as well as U.S. joint venture networks OWN: Oprah Winfrey Network and the Hub Network. Discovery also is a leading provider of educational products and services to schools, including an award-winning series of K-12 digital textbooks, and a digital leader with a diversified online portfolio, including Discovery Digital Networks. For more information, please visit www.discoverycommunications.com
About Liberty Global

Liberty Global plc (Nasdaq: LBTYA, LBTYB and LBTYK) is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet and telephony services at March 31, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Its operations also include Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com

Liberty Global InvestorRelations:		Liberty Global Corporate Communications:
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Discovery Communications Corporate Communications
Michelle Russo +1 240-678-6375 michelle_russo@discovery.com
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Discovery Communications Investor Relations
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